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Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Proxy Statement of Liberty Media Corporation and related Prospectus of Liberty Splitco, Inc. that is made part of Amendment No. 4 to the Registration Statement (Form S-4) of Liberty Splitco, Inc. and to the incorporation by reference therein of our report dated February 10, 2011, with respect to the consolidated financial statements of Expedia, Inc., included in Liberty Media Corporation's Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

                      /s/ Ernst & Young LLP

Seattle, Washington
April 1, 2011

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Consent of Independent Registered Public Accounting Firm